                                                                     Exhibit 3.3

                          SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        BORON, LEPORE & ASSOCIATES, INC.

          Boron, LePore & Associates, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. The name of the Corporation is Boron, LePore & Associates, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 22, 1996.

          2. This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 4, 1996, as heretofore amended (the "Restated Certificate of Incorporation"), and (i) was duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the "DGCL"), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with Section 242 of the DGCL and (iii) was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Company's Common Stock and Class A Common Stock (voting as separate classes) and sixty-six and two-thirds percent of the outstanding shares of the Company's Convertible Participating Preferred Stock, in addition to the holders of a majority of the outstanding shares of Common Stock, Class A Common Stock and Convertible Participating Preferred Stock (on an as converted basis) voting as a single class, consenting to the adoption of this Second Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Amended and Restated Certificate of Incorporation, as amended, such holders being all of the holders of the Corporation's capital stock entitled to vote thereon.

          3. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

                                   ARTICLE I

                                      NAME
                                      ----

          The name of the Corporation is Boron, LePore & Associates, Inc.


                                   ARTICLE II

                               REGISTERED OFFICE
                               -----------------

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

                                    PURPOSES
                                    --------

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                   ARTICLE IV

                                 CAPITAL STOCK
                                 -------------

          The total number of shares of capital stock which the Corporation shall have the authority to issue is Seventy-Three Million Six Hundred Thousand (73,600,000) shares, of which (i) Seven Million (7,000,000) shares shall be Convertible Participating Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), (ii) Five Million Six Hundred Thousand (5,600,000) shares shall be Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock"), (iii) Fifty Million (50,000,000) shares shall be Common Stock, par value $.01 per share (the "Common Stock"), (iv) Two Million (2,000,000) shares shall be Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (v) Seven Million (7,000,000) shares shall be Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and (vi) Two Million (2,000,000) shares shall be Undesignated Preferred Stock, par value $.01 per share (the "Undesignated Preferred Stock"). As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Undesignated

Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Undesignated Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

          The number of authorized shares of the class of Undesignated Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Undesignated Preferred Stock, pursuant to the resolution or resolutions establishing the class of Undesignated Preferred Stock or this Second Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

          Except as otherwise restricted by this Second Amended and Restated Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

          Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

          The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

                 A.  CONVERTIBLE PARTICIPATING PREFERRED STOCK
                     -----------------------------------------

          1.  Designation.  A total of 7,000,000 shares of the Corporation's
              -----------
Preferred Stock shall be designated as Convertible Participating Preferred Stock, $.01 par value per share (the "Convertible Preferred Stock").

          2.  Election of Directors; Voting.
              -----------------------------

              (a) Election of Directors.  The holders of outstanding shares of
                  ---------------------
          Convertible Preferred Stock shall, voting together as a separate class, be entitled to elect two (2) Directors. Such Directors shall be the candidates receiving the highest number of affirmative votes (with each holder of Convertible Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Convertible Preferred Stock held by such holder) of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Stock Director Designees"), with votes cast against such candidates and votes withheld having no legal effect. The election of the Convertible Preferred Stock Director Designees by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Preferred Stock called by holders of a majority of the outstanding shares of Convertible Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Convertible Preferred Stock. If at any time when any share of Convertible Preferred Stock is outstanding any Convertible Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Preferred Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section A.2(b). The holders of outstanding shares of Convertible Preferred Stock may, in their sole discretion, determine to elect only one Convertible Preferred Stock Director Designee from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.

               (b) Voting Generally.  The holder of each share of Convertible
                   ----------------
          Preferred Stock shall be entitled to the number of votes equal to the largest number of full Common Shares (as defined in Section A.6(a) of this Article IV) into which each share of Convertible Preferred Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or for written consent of stockholders, if applicable. The holder of each share of Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including without limitation Section A.8) or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all Common Shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

               3.  Dividends. The holders of Convertible Preferred Stock shall
                   ---------
          be entitled, in preference to the holders of any and all other classes of capital stock of the Corporation, to receive, out of funds legally available therefor, cumulative dividends on the Convertible Preferred Stock in cash, at the rate per annum of $.1428571429 per share of Convertible Preferred Stock, subject to proration for partial years on the basis of a 365-day year (the "Convertible

          Cumulative Preference Dividend"). Such dividends will accumulate commencing as of the date of issuance of the Convertible Preferred Stock and shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Convertible Cumulative Preference Dividends shall become due and payable with respect to any share of Convertible Preferred Stock as provided in Sections A.4, A.5 and A.6. Dividends paid in cash in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Convertible Preferred Stock, including fractions, shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. At any time when shares of Convertible Preferred Stock are outstanding and the Convertible Cumulative Preference Dividends have not been paid in full in cash: (a) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Convertible Preferred Stock; and (b) no shares of capital stock of the Corporation ranking junior to the Convertible Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. If and to the extent such Convertible Cumulative Preference Dividends have been paid in full, however, subject to Section A.8, the holders of Convertible Preferred Stock shall be entitled to receive additional dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, provided, however,
                                                          --------  -------
          that no such dividend may be declared or paid on any shares of Convertible Preferred Stock unless at the same time a dividend is declared or paid on all outstanding shares of Common Stock, Class A Common Stock and Class B Common Stock and vice versa, with holders of Convertible Preferred Stock, Common Stock, Class A Common Stock and Class B Common Stock sharing in any such additional dividends as if they constituted a single class of stock and with each holder of a share of Convertible Preferred Stock entitled to receive such dividends based on the number of shares of Common Stock or Class B Common Stock, as the case may be, into which such shares of Convertible Preferred Stock are then convertible hereunder, as contemplated by Section C.3 of this Article IV.

              All numbers relating to the calculation of dividends pursuant to this Section A.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Convertible Preferred Stock.

4.   Liquidation.
     -----------

     (a) Liquidation Preference.  Upon any liquidation, dissolution or winding
         ----------------------
up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock, Class A Common Stock, Class B Common Stock or of any other stock ranking on liquidation junior to the Convertible Preferred Stock, an amount in cash equal to (i) $1.785714286 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock) (the "Convertible Base Liquidation Preference Amount") plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Preferred Stock is then entitled pursuant to Sections A.3 and A.5(f) hereof, plus (iii) any interest accrued pursuant to Section A.5(e) (the "Convertible Preferred Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with
--------  -------
respect to the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and provided further, however, that if upon any Liquidation Event
                  -------- -------  -------
the holders of the outstanding shares of Convertible Preferred Stock would receive more than the Convertible Preferred Liquidation Preference Amount in the event their shares were converted into Redeemable Preferred Stock (as defined in Section B of this Article IV) and Common Shares immediately prior to the record date for distributions in connection with such Liquidation Event, then each outstanding share of Convertible Preferred Stock shall receive, in lieu of the Convertible Liquidation Preference Amount, (x) an amount per share equal to $1.428571429 plus all dividends pursuant to Section A.3 or A.5(f) which are accumulated but unpaid in respect of such share as of the date of the Liquidation Event before any amount shall be paid or distributed to the holders of Common Stock, Class A Common Stock, Class B Common Stock or of any other stock ranking on liquidation junior to the Convertible Preferred Stock, and (y) thereafter shall share ratably with the holders of Common Stock, Class A Common Stock and any other stock ranking on liquidation junior to the Convertible Preferred Stock in the assets available for distribution, with such distributions to be made in cash and as if each share of Convertible Preferred Stock had been converted into the number of shares of Redeemable Preferred Stock and Common Shares issuable upon the conversion of such share of Convertible Preferred Stock immediately prior to any such Liquidation Event. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares into Redeemable Preferred

Stock and Common Shares pursuant to Section A.6 prior to or in connection with any Liquidation Event.

     (b) Notice.  Prior to the occurrence of any Liquidation Event, the
         ------
Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Preferred Stock each holder of Convertible Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof and stating in detail the facts upon which such amounts were determined.

5.   Redemption.
     ----------

     (a)  Redemption Events.
          -----------------

          (i) On or after October 31, 2001.  Upon the election of the holder or
              ----------------------------
holders of not less than sixty-six and two-thirds percent of the voting power of the outstanding Convertible Preferred Stock made at any time on or after October 31, 2001, the Corporation shall redeem all (and not less than all, other than pursuant to Section A.5(e) below) of the outstanding shares of Convertible Preferred Stock at the Convertible Preferred Redemption Price specified in Section A.5(d). The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Convertible Preferred Stock not less than fifteen (15) days prior written notice, which notice shall set forth the date for such redemption.

          (ii) Extraordinary Transactions. Upon the election of the holder or
               --------------------------
holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Preferred Stock in connection with (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by stockholders of the Corporation immediately prior to such event), (B) the sale or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries, (C) any purchase by any party (or group of affiliated parties) other than an Investor (as defined in that certain Preferred Stock Purchase Agreement dated as of December 4, 1996) of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase, or (D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation (each an "Extraordinary Transaction"), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless the holders of Convertible Preferred
                                ------
Stock shall have elected to convert their shares of Convertible Preferred Stock into Redeemable Preferred Stock and Common Shares in accordance with the voluntary conversion provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall, on the effective date of such Extraordinary Transaction, redeem all (but not less than all, other than as provided in Section A.5(e) below) of the outstanding shares of Convertible Preferred Stock for an amount (subject to Section A.5(e)) equal to the Convertible Preferred Liquidation Preference Amount; provided, however, that if
                                                     --------  -------
upon any Extraordinary Transaction the holders of the outstanding shares of Convertible Preferred Stock would receive more than the Convertible Preferred Liquidation Preference Amount in the event their shares were converted into Redeemable Preferred Stock and Common Shares immediately prior to such Extraordinary Transaction, then each outstanding share of Convertible Preferred Stock shall receive an amount per share equal to $1.428571429 plus all dividends pursuant to Section A.3 or A.5(f) which are accumulated but unpaid in respect of such share as of the date of the Extraordinary Transaction before any amount shall be paid or distributed to the holders of Common Stock, Class A Common Stock, Class B Common Stock or any other stock ranking on liquidation junior to the Convertible Preferred Stock, payable in cash, and thereafter shall share ratably with the holders of the Common Stock, Class A Common Stock and any other stock ranking on liquidation junior to the Convertible Preferred Stock in the proceeds of such Extraordinary Transaction or, as applicable, shall receive from the Corporation an amount equal to the amount per share that would be paid if the Common Shares receivable upon conversion of the Convertible Preferred Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for Common Stock, which excess amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Convertible Preferred Stock had been converted into the number of shares of Redeemable Preferred Stock and Common Shares issuable upon the conversion of such share of Convertible Preferred Stock immediately prior to such Extraordinary Transaction. The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Convertible Preferred Stock not less than five (5) days prior written notice, which notice shall set forth the date for such redemption. The provisions of this Section A.5 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares into shares of Redeemable Preferred Stock and Common Shares pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction or otherwise.

     (b) Valuation of Distribution Securities.  Any securities or other
         ------------------------------------
consideration to be delivered to the holders of the Convertible Preferred Stock upon any

Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

          (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

          (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

          (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock, provided that if the Corporation and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but reasonably acceptable to the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock.

     (c) Notice.  Prior to the occurrence of any Extraordinary Transaction, the
         ------
Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction, the valuation of the Corporation at the time of such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

     (d) Redemption Date; Redemption Price.  Upon the election of the holders of
         ---------------------------------
not less than sixty-six and two-thirds percent of the voting power of the outstanding Convertible Preferred Stock to cause the Corporation to redeem the Convertible Preferred Stock pursuant to Section A.5(a)(i) or (ii), all holders of Convertible Preferred Stock shall be deemed to have elected to cause the Convertible Preferred Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section A.5(a) shall be referred to as a "Convertible Preferred Redemption Date." The redemption price for each share of Convertible Preferred Stock redeemed pursuant to Section A.5 shall be the sum of
(i) the Convertible Preferred Base Liquidation Preference Amount, plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Preferred Stock is entitled under

Section A.3 or A.5(f), or such greater amount as may be payable pursuant to the proviso to Section A.5(a)(ii), if applicable (collectively, the "Convertible Preferred Redemption Price"); provided, however, that if at a Convertible
                              --------  -------
Preferred Redemption Date shares of Convertible Preferred Stock are unable to be redeemed (as contemplated by Section A.5(e) below), the holders of Convertible Preferred Stock shall also be entitled to dividends and interest pursuant to Section A.5(e) and A.5(f). The Convertible Preferred Redemption Price shall be payable in cash in immediately available funds on the Convertible Preferred Redemption Date except to the extent contemplated by the proviso to Section A.5(a)(ii) and subject to Section A.5(e). Until the full Convertible Preferred Redemption Price has been paid for all shares of Convertible Preferred Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock of the Corporation (other than the Convertible Preferred Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

     (e) Redemption Prohibited.  If, at a Convertible Preferred Redemption Date,
         ---------------------
the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Convertible Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. Any shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5, then during the period from the applicable Convertible Preferred Redemption Date through the date on which such shares are redeemed, the applicable Convertible Preferred Redemption Price of such shares plus additional dividends that accumulate in respect of such shares under Section A.5(f) shall bear interest at the rate of 10% per annum, which interest rate shall increase by an additional .5% at the end of each six (6) month period thereafter until the Convertible Preferred Redemption Price (as so increased) is paid in full, subject to a maximum rate of 15% per annum and with such interest to be compounded annually. In the event the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5 within six (6) months after the date on which redemption is required, for any reason, and such failure thereafter continues (the period during which such failure shall continue being referred to herein as a "Voting Period"), the number of Directors constituting the Board of Directors shall be automatically increased by a number equal to the number of

Directors then constituting the Board of Directors, plus two, and the holders of shares of Convertible Preferred Stock then outstanding shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional Directors. As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of shares of Convertible Preferred Stock by mailing a notice of such special meeting to such holders, such meeting to be held not more than ten (10) days after the date of mailing of such notice. If the Corporation fails to send a notice, the meeting may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Convertible Preferred Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of shareholders), such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of Directors prescribed in this Section A.5(e), and each share of Convertible Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a shareholders' consent). The terms of office of all persons who are Directors of the Corporation at the time of a special meeting of the holders of Convertible Preferred Stock to elect Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the persons so elected by such holders, together with the remaining incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period upon the redemption of all outstanding shares of Convertible Preferred Stock, the terms of office of the additional Directors elected by the holders of the Convertible Preferred Stock shall terminate, the remaining Directors shall constitute the Directors of the Corporation and the voting rights of such holders to elect additional Directors pursuant to this Section A.5(e) shall cease.

     (f)  Dividend After Convertible Preferred Redemption Date.  From and after
          ----------------------------------------------------
a Convertible Preferred Redemption Date, no shares of Convertible Preferred Stock subject to redemption shall be entitled to dividends as provided in Section A.3, provided, however, that in the event that shares of Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(e), such shares shall continue to be entitled to dividends as provided in Section A.3 and interest as provided in Section A.5(e) until the date on which such shares are actually redeemed by the Corporation.

     (g) Surrender of Certificates.  Upon receipt of the applicable Convertible
         -------------------------
Preferred Redemption Price by certified check or wire transfer, each holder of shares of

     Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Preferred Stock, and each surrendered certificate shall be canceled and retired.

          (h) Further Restrictions on Redemption.  Notwithstanding anything
              ----------------------------------
     herein to the contrary, the Convertible Preferred Stock shall not be redeemed hereunder unless (i) all obligations of the Corporation under the Loan Agreement dated December 4, 1996 among the Corporation, Fleet National Bank, as agent and as a lender, and the other lenders from time to time party thereto (collectively, the "Lenders") shall have been or is concurrently paid in full, or (ii) the Lenders shall have consented to such redemption. If the Corporation is prohibited from redeeming the Convertible Preferred Stock hereunder, the holders of Convertible Preferred Stock shall be entitled to the provisions of Section A.5(e) and A.5(f) hereof.

     6.   Conversion.  The holders of the Convertible Preferred Stock shall have
          ----------
the following conversion rights:

          (a) Voluntary Conversion. At any time the holders of shares of
              --------------------
     Convertible Preferred Stock shall be entitled, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock as provided in Section A.6(c) below, without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Convertible Preferred Stock to be converted into (i) the number of fully paid and nonassessable shares of either (a) Class B Common Stock (as defined below in Section C), in the event that at the effective date of such conversion the Corporation (or any successor thereto) has not completed an initial public offering of equity securities registered under the Securities Act of 1933, as amended, or (b) Common Stock, in the event the Corporation has then completed such an initial public offering (the shares of Class B Common Stock or Common Stock issuable upon conversion pursuant to this Section A.6 being referred to as "Common Shares") and (ii) eight tenths (.8) of a fully paid and nonassessable share of Redeemable Preferred Stock per share of Convertible Preferred Stock. The number of Common Shares issuable per share of Convertible Preferred Stock shall be determined on the basis of the ratio which results from dividing the Conversion Price (as defined below) per share in effect for the Convertible Preferred Stock at the time of conversion into the per share

Conversion Value (as defined below) of the Convertible Preferred Stock. Upon the filing of this Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the "Conversion Price" per share of Convertible Preferred Stock shall be $2.678571429 and the per share "Conversion Value" of Convertible Preferred Stock shall be $1.785714286. The Conversion Price of Convertible Preferred Stock shall be subject to adjustment from time to time as provided in Section A.7 hereof. The number of Common Shares into which a share of a Convertible Preferred Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Redeemable Preferred Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the "Redeemable Conversion Rate." If the holders of shares of Convertible Preferred Stock elect to convert the outstanding shares of Convertible Preferred Stock at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation upon the effective date of such conversion. Upon the election to so convert in the manner and on the basis specified in this Section A.6(a) all holders of the Convertible Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(a).

     (b) Automatic Conversion Upon QPO.  Each share of Convertible Preferred
         -----------------------------
Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock and Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation and selling stockholders exceed $25,000,000, and (ii) either all outstanding shares of Redeemable Preferred Stock are redeemed immediately upon and as of the closing of such offering or contemporaneously with such offering cash in an amount sufficient to redeem all outstanding shares of Redeemable Preferred Stock is segregated and irrevocably held by the Corporation for payment to holders of Redeemable Preferred Stock in connection with the redemption thereof pursuant to Section B.5(a)(i) (a "QPO"); provided that if a closing of a QPO occurs, all
                             --------
outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Redeemable Conversion Rate in effect upon the closing of a QPO, as applicable. If the holders of shares of Convertible Preferred Stock are required to convert the outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(b) at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

     (c) Procedure for Voluntary Conversion; Effective Date.  Upon election to
         --------------------------------------------------
convert pursuant to Section A.6(a), each holder of Convertible Preferred Stock
(i) shall provide written notice of conversion (the "Voluntary Conversion Notice") to the Corporation and (ii) shall surrender the certificate or certificates representing its Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The Voluntary Conversion Notice shall specify (x) the number of shares of Convertible Preferred Stock held by such holder and the number of such shares to be converted, (y) the name or names in which such holder wishes the certificate or certificates for the Common Shares and Redeemable Preferred Stock to be issued upon such conversion and (z) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. The issuance by the Corporation of Common Shares and Redeemable Preferred Stock upon a conversion of Convertible Preferred Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of Common Shares and Redeemable Preferred Stock to which such holder shall be entitled upon conversion plus a cash payment in the amount of any accumulated but unpaid dividends as contemplated by Section A.6(a) in respect of the shares of Convertible Preferred Stock which are converted. The issuance of certificates for Common Shares and Redeemable Preferred Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Notwithstanding anything to the contrary set forth in this Section A.6(c), in the event that the holders of shares of Convertible Preferred Stock elect to convert such shares pursuant to Section A.6(a) in connection with any Liquidation Event, Extraordinary Transaction or public offering (not including the QPO), (i) the Voluntary Conversion Notice shall be delivered to the Corporation no later than five (5) days before the occurrence of such Liquidation Event or the closing of such Extraordinary Transaction or public offering and such Voluntary Conversion Notice shall be effective as of, and shall in all cases be subject to, the occurrence of such Liquidation Event or closing of such Extraordinary Transaction or public offering and (ii) if such Liquidation Event, Extraordinary Transaction or public offering occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into Common Shares and Redeemable Preferred Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions (x) for the Common Shares issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event, Extraordinary Transaction or public offering provided that the foregoing shall not be construed to provide or require the registration of any Common Shares for sale and (y) for the payment of the Redeemable Liquidation Preference Amount (as defined in Section B.4) in connection with any Liquidation Event or the redemption of the Redeemable Stock (issued upon such conversion) upon election of such redemption in connection with any Extraordinary Transaction or public offering, if applicable, as provided herein. In the event of any public offering constituting a QPO, the provisions of Section A.6(d) shall apply.

     (d) Procedure for Automatic Conversion.  As of, and in all cases subject
         ----------------------------------
to, the closing of the QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that
                                                      --------  -------
all holders of Convertible Preferred Stock shall be given prior written notice of the occurrence of the QPO in accordance with Section A.9 hereof. The Corporation shall not be obligated to issue certificates evidencing the shares of Redeemable Preferred Stock or Common Stock issuable on the Automatic Conversion Date (or the cash payment for the shares of Redeemable Preferred Stock which are redeemed immediately after such automatic conversion as provided below and in Section B.5(a)(i)) unless certificates evidencing such shares of the Convertible Preferred Stock being converted, or an Affidavit of Loss with respect to such certificates, are delivered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such Convertible Preferred Stock has been converted (or the cash payment to which such holder is entitled as provided below and in Section B.5(a)(i)) plus all accumulated but unpaid dividends as contemplated by Section A.6(b). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Redeemable Preferred Stock into which the shares of the Convertible Preferred Stock surrendered are convertible on the Automatic Conversion Date and shall pay all accumulated but unpaid dividends as contemplated by Section A.6(b) in respect of the shares of Convertible Preferred Stock which are converted. Notwithstanding anything to the contrary set forth in this Section A.6(d), the Corporation may deliver, in lieu of certificates for Redeemable Preferred Stock, cash in an amount determined pursuant to Section B.5(b) hereof on account of the redemption of such Redeemable Preferred Stock, and upon payment of such cash the Redeemable Preferred Stock into which such Convertible Preferred Stock would have been converted shall be deemed to have been issued and redeemed by the Corporation.

     (e) Reservation of Stock Issuable Upon Conversion.  The Corporation shall
         ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, Class B Common Stock and Redeemable Preferred Stock, solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock, such number of its shares of Class B Common Stock (or Common Stock upon or following an initial public offering) and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock, Class B Common Stock and Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock, Class B Common Stock and Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

     (f) No Closing of Transfer Books.  The Corporation shall not close its
         ----------------------------
books against the transfer of shares of Convertible Preferred Stock in any manner which would interfere with the timely conversion of any shares of Convertible Preferred Stock.

7.   Adjustments.
     -----------

     (a) Dividends and Stock Splits.  If the number of shares of Common Stock
         --------------------------
(which term for purposes of this Section A.7 shall include all common stock of the Corporation, including Class A Common Stock and Class B Common Stock) outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Convertible Preferred Stock shall be appropriately decreased so that the number of Common Shares issuable on conversion of any shares of Convertible

     Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

          (b) Reverse Stock Splits.  If the number of shares of Common Stock
              --------------------
     outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price of the Convertible Preferred Stock shall be appropriately increased so that the number of Common Shares issuable on conversion of any shares of Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          (c) Reorganization, etc. In case, at any time after the date hereof,
              -------------------
     of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend payable on shares of Common Stock in the form of Common Stock or subdivision, split-up or combination involving the Common Stock), the shares of Convertible Preferred Stock shall, after such capital reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such capital reorganization or reclassification such holder had converted its shares of Convertible Preferred Stock into Common Shares and Redeemable Preferred Stock. The provisions of this clause (c) shall similarly apply to successive capital reorganizations or reclassifications.

          (d) Certificate. Upon the occurrence of each adjustment or
              -----------
     readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments or readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment, and (iii) the number of Common Shares and shares of Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Preferred Stock. All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

     8.   Covenants.  So long as any shares of Convertible Preferred Stock (or
          ---------
Redeemable Preferred Stock, as applicable) shall be outstanding, the Corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) and having obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable), voting as a single class, with each share of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) entitling the holder thereof to one vote per share of Convertible Preferred Stock held by such holder:

     (a)    amend, alter or repeal any provision of, or add any provision to,
Article IV of this Second Amended and Restated Certificate of Incorporation or otherwise amend, alter or repeal any provision of, or add any provision to, this Second Amended and Restated Certificate of Incorporation or the Corporation's by-laws if such latter action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Convertible Preferred Stock or the Redeemable Preferred Stock;

     (b)    reclassify any capital stock;

     (c) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Convertible Preferred Stock or the Redeemable Preferred Stock in any respect;

     (d) apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, except for the redemption of up to 2,000,000 shares of Common Stock and/or Class A Common Stock except from employees, officers or Directors of, or consultants, advisors or independent contractors to, the Corporation or any of its subsidiaries pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof; or

     (e) effect (I) any Liquidation Event, (II) any Extraordinary Transaction or other sale or transfer of all or any substantial portion of the properties and assets of any subsidiary of the Corporation, (III) any public offering, (IV) any recapitalization of the Corporation or (V) any other transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of.

     Further, the Corporation shall not, by amendment of this Second Amended and Restated Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem Convertible Preferred Stock or Redeemable Preferred Stock under the circumstances contemplated by Section A.5(e) or B.5(c). Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock and the Redeemable Preferred Stock.

9.   Notice
     ------

     (a)    Liquidation Events, Extraordinary Transactions, Etc. In the event
            ---------------------------------------------------
(i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in Section A.5) or any public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) at least forty-five (45) days prior to such record date specified therein or the expected effective date of any such transaction, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction or public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

     (b)    Waiver of Notice. The holder or holders of not less than sixty-six
            ----------------
and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders.

     (c)    General. In the event that the Corporation provides any notice,
            -------
report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable).

     10.    No Reissuance of Convertible Preferred Stock.  No share or shares of
            --------------------------------------------
Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.


                        B.  REDEEMABLE PREFERRED STOCK
                            --------------------------

     1.     Designation; Ranking. A total of 5,600,000 shares of the
            --------------------
Corporation's Preferred Stock shall be designated as Redeemable Preferred Stock, $.01 par value per share (the "Redeemable Preferred Stock").

     2.     Election of Directors; Voting.
            -----------------------------

            (a)   Election of Directors. The holders of outstanding shares of
                  ---------------------
Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the highest number of affirmative votes (with each holder of Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Redeemable Preferred Stock held by such holder) of the outstanding shares of Redeemable Preferred Stock (the "Redeemable Preferred Stock Director Designee"), with votes cast against such candidate and votes withheld having no legal effect. The election of the Redeemable Preferred Stock Director Designee by the holders of the Redeemable Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Redeemable Preferred Stock called by holders of a majority of the outstanding shares of Redeemable Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Convertible Preferred Stock, the holders of Redeemable Preferred Stock shall designate one of the Convertible Preferred Stock Director Designees currently serving on the Corporation's board of directors as the Redeemable Preferred Stock Director Designee, in the manner and on the basis specified above. If at any time when any share of Redeemable Preferred Stock is outstanding the Redeemable Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

     (b)    Voting Generally.  Except as set forth above with respect to the
            ----------------
election of the Redeemable Preferred Stock Director Designee, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware.

     3.     Dividends. The holders of outstanding shares of Redeemable Preferred
            ---------
Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends on the Redeemable Preferred Stock in cash, at the rate per annum of ten percent (10%) of the Redeemable Base Liquidation Amount (as defined in Section B.4 below), or $.1785714286 per share of Redeemable Preferred Stock ("Redeemable Cumulative Dividends"). Such dividends will accumulate commencing as of the date of issuance of the Redeemable Preferred Stock and will be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Redeemable Cumulative Dividends shall become due and payable with respect to any share of Redeemable Preferred Stock as provided in Section B.4 and Section B.5. So long as any shares of Redeemable Preferred Stock are outstanding: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Redeemable Preferred Stock; and (ii) no shares of capital stock of the Corporation ranking junior to the Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Redeemable Preferred Stock.

     4.     Liquidation. Upon any Liquidation Event, each holder of outstanding
            -----------
shares of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings as follows, and before any amount shall be paid or distributed to the holders of Common Stock, Class A Common Stock, Class B Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock an amount in cash equal to the sum of (a) $1.785714286 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock) (the "Redeemable Base Liquidation Amount"), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled pursuant to Section B.3 and B.5(d) hereof (the sum of (a) and (b) being referred to as the "Redeemable Liquidation Preference Amount"), plus (c) any interest accrued pursuant to Section B.5(c); provided, however, that if, upon any Liquidation Event, the amounts payable with
--------  -------
respect to the Redeemable Preferred Stock are not paid in full, the holders of the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

     5.     Redemption.
            ----------

     (a)    Redemption Events.
            -----------------

            (i)   Automatic. Immediately upon and as of, and in all cases
                  ---------
     subject to, the closing of a QPO, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redemption Price specified in Section B.5(b).

            (ii)  On or After October 31, 2001. Upon the election of the holder
                  ----------------------------
     or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Redeemable Preferred Stock (or the holder or holders of not less than sixty-six and two thirds percent of the outstanding Convertible Preferred Stock proposing to convert the same in order to effect a redemption of the Redeemable Preferred Stock received upon such conversion hereunder) made at any time on or after October 31, 2001 the Corporation shall, to the extent it may do so under applicable law, redeem all (and not less than all, other than pursuant to Section B.5(c) below), of the outstanding shares of Redeemable Preferred Stock. The foregoing election shall be made by such holders giving the Corporation and each of the other holders of Redeemable Preferred Stock (or Convertible Preferred Stock, as applicable) not less than fifteen (15) days prior written notice which notice shall set forth the date for such redemption.

            (iii) Upon Occurrence of Certain Transactions. Upon the election of
                  ---------------------------------------
     the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Redeemable Preferred Stock (or the holder or holders of not less than sixty-six and two-thirds percent of the outstanding Convertible Preferred Stock proposing to convert the same in order to effect a redemption of the Redeemable Preferred Stock received upon such conversion hereunder), the Corporation shall, to the extent it may do so under applicable law, redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock upon the occurrence of an Extraordinary Transaction (as defined in Section A.5) or a public offering of equity securities of the Company which does not constitute a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or Convertible Preferred Stock, as applicable) not less that five (5) days prior written notice, which notice shall set forth the date for such redemption.

     (b) Redemption Date; Redemption Price.  Upon the election of the holders of
         ---------------------------------
the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock pursuant to Section B.5(a)(ii) or (iii), all holders of

Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed. Any date upon which a redemption shall occur in accordance with Section B.5(a) shall be referred to as a "Redemption Date." The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the Redeemable Liquidation Preference Amount (the "Redemption Price"), subject to the further provisions of Section B.5(c) and B.5(d). The Redemption Price shall be payable in cash in immediately available funds on the Redemption Date. Until the full Redemption Price has been paid in cash for all shares of Redeemable Preferred Stock redeemed as of the applicable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

     (c)    Redemption Prohibited.  If, at a Redemption Date, the Corporation is
            ---------------------
prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. Any shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this
Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to Section B.5, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redemption Price of such shares plus additional dividends that accumulate in respect of such shares under Section B.5(d) shall bear interest at the rate of 10% per annum, which interest rate shall increase by an additional
 .5% at the end of each six (6) month period thereafter until the Redemption Price (as so increased) is paid in full, subject to a maximum rate of 15% per annum and with such interest to be compounded annually. In the event the Corporation fails to redeem shares for which redemption is required pursuant to Section B.5 within six (6) months after the date on which redemption is required, for any reason, and such failure thereafter continues (the period during which such failure shall continue being referred to herein as a "Voting Period"), the number of Directors constituting the Board of Directors shall be automatically increased by a number equal to the number of Directors then constituting the Board of Directors, plus two, and the holders of shares of Redeemable Preferred Stock then outstanding shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional Directors. As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of shares of Redeemable Preferred Stock by mailing a notice of such special meeting to such holders, such meeting to be held not less than ten (10) nor more than thirty (30) days after the date of mailing of such notice. If the Corporation fails to send a notice, the meeting may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Redeemable Preferred Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of shareholders), such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of Directors prescribed in this Section B.5(c), and each share of Redeemable Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a shareholders' consent). The terms of office of all persons who are Directors of the Corporation at the time of a special meeting of the holders of Redeemable Preferred Stock to elect Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the persons so elected by such holders, together with the remaining incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period upon the redemption of all outstanding shares of Redeemable Preferred Stock, the terms of office of the additional Directors elected by the holders of the Redeemable Preferred Stock shall terminate, the remaining Directors shall constitute the Directors of the Corporation and the voting rights of such holders to elect additional Directors pursuant to this Section B.5(c) shall cease.

     (d)    Dividend After Redemption Date. From and after a Redemption Date, no
            ------------------------------
shares of Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof, provided, however, that in the event that shares of Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends as provided in Section B.3 and interest as provided in Section B.5(c) until the date on which such shares are actually redeemed by the Corporation.

     (e)    Surrender of Certificates. Upon receipt of the applicable Redemption
            -------------------------
Price by certified check or wire transfer, each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock and each surrendered certificate shall be canceled and retired.

            (f)   Further Restrictions on Redemption. Notwithstanding anything
                  ----------------------------------
     herein to the contrary, the Redeemable Preferred Stock shall not be redeemed hereunder unless (i) all obligations of the Corporation under the Loan Agreement dated December 4, 1996 among the Corporation, Fleet National Bank, as agent and as a lender, and the other lenders from time to time party thereto (collectively, the "Lenders") shall have been or are concurrently paid in full, or (ii) the Lenders shall have consented to such redemption. If the Corporation is prohibited from redeeming the Redeemable Preferred Stock hereunder, the holders of Redeemable Preferred Stock shall be entitled to the provisions of Section B.5(c) and B.5(d) hereof.

     6.     Notice. So long as any shares of Redeemable Preferred Stock shall be
            ------
outstanding the provisions of Section A.9 shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Convertible Preferred Stock.

     7.     No Reissuance of Redeemable Preferred Stock.  No share or shares of
            -------------------------------------------
Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     8.     Covenants. So long as any shares of Redeemable Preferred Stock shall
            ---------
be outstanding the provisions of Section A.8 shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Convertible Preferred Stock.

                    C.  COMMON STOCK, CLASS A COMMON STOCK
                        ----------------------------------
                           AND CLASS B COMMON STOCK
                           ------------------------

     1.     Designation; Ranking.  A total of 50,000,000 shares of the
            --------------------
Corporation's common stock shall be designated as Common Stock, $.01 par value per share (the "Common Stock"), a total of [2,000,000] shares of the Corporation's common stock shall be designated as Class A Common Stock,$.01 par value per share (the "Class A Common Stock"), and a total of [7,000,000] shares of the Corporation's common stock shall be designated as Class B Common Stock, $.01 par value per share (the "Class B Common Stock"). Except as herein otherwise expressly provided, all shares of Common Stock, Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. Notwithstanding anything herein to the contrary, shares of Class B Common Stock shall be issued only upon conversion of the Convertible Preferred Stock under the circumstances set forth in Section A.6(a).

     2.     Voting.
            ------

            (a)   Election of Directors. For so long as any shares of
                  ---------------------
Convertible Preferred Stock shall be outstanding, the holders of the Common Stock and the Convertible Preferred Stock, voting as a single class, shall elect all directors of the Corporation other than the Convertible Preferred Stock Director Designees. In the event of conversion of the Convertible Preferred Stock into Class B Common Stock and Redeemable Preferred Stock, the holders of the Common Stock and the Class B Common Stock, voting as a single class, shall elect all directors of the Corporation (other than the Redeemable Preferred Stock Director Designee); provided, however, that the holders of the Class B Common Stock shall in no event be entitled or have the power to elect more than one-half of the members of the Board of Directors (less one as long as any shares of Redeemable Preferred Stock are outstanding), with all other Directors of the Corporation being subject to election by the holders of the Common Stock and Redeemable Preferred Stock, if outstanding, in such circumstances. In the event no shares of Convertible Preferred Stock, Redeemable Preferred Stock or Class B Common Stock are outstanding, the number of directors shall be fixed by and all directors shall be elected by the holders of the Common Stock. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation. If a person elected in accordance with the foregoing provisions should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares entitled to vote for such Directors, in the manner and on the basis specified above. If at any time fewer than the number of Directors indicated above have been elected, the Board of Directors shall nonetheless be deemed duly constituted.

     (b)    Other Voting.  The voting rights of the holders of Common Stock and
            ------------
Class B Common Stock with respect to all matters other than the election of Directors shall be identical and the holder of each share of Common Stock or Class B Common Stock, as applicable, shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders. The holders of the Common Stock shall vote together with the holders of the Convertible Preferred Stock or the Class B Common Stock, as applicable, as a single class upon any items submitted to a vote of stockholders as long as any shares of Convertible Preferred Stock or Class B Common Stock are outstanding, except as otherwise provided herein.

     (c)    Class A Common Stock - Non-Voting. The holders of Class A Common
            ---------------------------------
Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware.

     3.     Dividends.     Apart from voting power, the shares of Common Stock,
            ---------
Class A Common Stock and Class B Common Stock (if outstanding) shall be deemed to be shares of stock of the same class and shall have equal rights and privileges (including, without limitation, in liquidation and as to dividends, whether paid in stock or cash), except that stock dividends declared shall be paid in shares of Common Stock, Class A Common Stock or Class B Common Stock to the holders of Common Stock, Class A Common Stock or Class B Common Stock, respectively. Subject to the payment in full of all preferential dividends to which the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock, Class A Common Stock or Class B Common Stock (if outstanding) shall be entitled to receive dividends out of funds legally available therefor on a pari passu basis
                                                               ---- -----
at such times and in such amounts as the Board of Directors may determine in its sole discretion, provided that in the event any shares of Convertible Preferred Stock are outstanding, the holders of Convertible Preferred Stock, Common Stock and Class A Common Stock shall share equally in any such dividends as contemplated by Section A.3.

     4.     Liquidation.  Upon any Liquidation Event, after the payment or
            -----------
provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Preferred Stock or Redeemable Preferred Stock, as applicable, are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock, Class A Common Stock and (if outstanding) Class B Common Stock (or to the extent applicable under Section A.4(a), Convertible Preferred Stock) shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, with such stock being considered a single class for this purpose.

     5.     Conversion of Class A Common Stock and Class B Common Stock Upon
            ----------------------------------------------------------------
Public Offering.  As of and immediately prior to the closing of the
---------------
Corporation's first public offering of equity securities registered under the Securities Act of 1933, as amended, each outstanding share of Class A Common Stock and any outstanding shares of Class B Common Stock shall automatically be converted into one share of Common Stock. Upon such conversion, (a) each converted share of Class A Common Stock or Class B Common Stock shall be deemed canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue and such shares of Class A Common Stock and Class B Common Stock shall not be reissued, (b) each share of authorized but unissued Class A Common Stock and Class B Common Stock shall be deemed eliminated from the shares which the Corporation shall be authorized to issue and such shares of Class A Common Stock and Class B Common Stock shall not be issued, and (c) the provisions of this Second Amended and Restated Certificate of Incorporation regarding Class A Common Stock and Class B Common Stock shall have no further force and effect and shall be deemed to be deleted from this Second Amended and Restated Certificate of Incorporation and any other references to Class A Common Stock or Class B Common Stock in this Second Amended and Restated Certificate of Incorporation or any other agreement to which the Corporation is a party shall be deemed to refer to the same number of shares of Common Stock. Until presented and surrendered for cancellation following such conversion, each certificate for shares of Class A Common Stock or Class B Common Stock outstanding shall be deemed to represent the number of shares of Common Stock determined in accordance with this paragraph, and upon such presentation and surrender each holder of a certificate or certificates for such Class A Common Stock or Class B Common Stock shall be entitled to receive a certificate for the appropriate number of shares of Common Stock. The Corporation shall reserve for issuance the number of shares of Common Stock into which all outstanding shares of Class A Common Stock and Class B Common Stock may be converted pursuant to this Section C.5.

     6.     Fractional Shares; Uncertificated Shares.  The Corporation may issue
            ----------------------------------------
fractional shares of Common Stock, Class A Common Stock and Class B Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock, Class A Common Stock and Class B Common Stock, or fractions thereof, may, but need not be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates ("Uncertificated Common Shares") shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Common Shares previously issued (or deemed issued) to such holder.

                       D.  UNDESIGNATED PREFERRED STOCK
                           ----------------------------

     1.     Authority to Issue. Subject to any limitations prescribed by law,
            ------------------
the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this Article IV.D shall require the affirmative vote of a majority of the Directors then in office or a majority of the members of such committee.

     2.     Powers, Preferences, Rights, Qualifications, Limitations, and
            -------------------------------------------------------------
Restrictions of Each Series of Undesignated Preferred Stock.  The Board of
-----------------------------------------------------------
Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Undesignated Preferred Stock to the extent permitted by law:

            (a) The distinctive serial designation and the number of shares constituting such series;

            (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

            (c) The voting powers, full or limited, if any, of the shares of such series;

            (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

            (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

            (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

            (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

            (h) The price or other consideration for which the shares of such series shall be issued;

            (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Undesignated Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

            (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

                                   ARTICLE V

                              STOCKHOLDER ACTION
                              ------------------

            Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.


                                  ARTICLE VI

                                   DIRECTORS
                                   ---------

            1.    General.
                  -------

            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

            2.    Election of Directors.
                  ---------------------

            Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

            3.    Terms of Directors.
                  ------------------

            The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors of the Corporation shall be Jacqueline C. Morby and John A. Staley, IV; the initial Class II Directors of the Corporation shall be Gregory F. Boron, Joseph E. Smith and Roger B. Kafker; and the initial Class III Directors of the Corporation shall be Roger Boissoneault and Patrick G. LePore. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

            Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Second Amended and Restated Certificate of Incorporation, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article V.3.

            During any period when the holders of any series of Undesignated Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Undesignated Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and
(ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Undesignated Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

            4.    Vacancies.
                  ---------

            Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, Convertible Preferred Stock or Redeemable Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, Convertible Preferred Stock or Redeemable Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

            5.    Removal.
                  -------

            Subject to the rights, if any, of any series of Undesignated Preferred Stock, Convertible Preferred Stock or Redeemable Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Second Amended and Restated Certificate of Incorporation, "cause," with respect to the removal of any Director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.


                                  ARTICLE VII

                            LIMITATION OF LIABILITY
                            -----------------------

            A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

            Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.


                                 ARTICLE VIII

                             AMENDMENT OF BY-LAWS
                             --------------------

            1.    Amendment by Directors.
                  ----------------------

            Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors.

            2.    Amendment by Stockholders.
                  -------------------------

            The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.


                                  ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                   -----------------------------------------

            The Corporation reserves the right to amend or repeal this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Second Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by this Second Amended and Restated Certificate of Incorporation or by law, the affirmative

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

vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Second Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by holders of voting stock, voting together as a single class, shall be required to amend or repeal any of the provisions of Article VI or Article IX of this Second Amended and Restated Certificate of Incorporation.




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

            I, Patrick G. LePore, President of the Corporation, for the purpose of amending and restating the Corporation's Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this ____ day of August, 1997.









                                             ----------------------------------
                                             Patrick G. LePore, President





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